Oramed Pharmaceuticals Expands Product Line with the Addition of Two New Provisional Patents in the Intellectual Property Portfolio

JERUSALEM, ISRAEL – Tuesday, May 1, 2007

Oramed Pharmaceuticals, Inc. (OTCBB: ORMP; FTSE: OJU) is pleased to announce the addition of two provisional patents for a suppository application to its technology portfolio. The first of the two technologies is focusing on a rectal application for insulin. There has been an increasing incidence of the onset of juvenile Type 1 diabetes in society. The treatment has been a difficult regime, which included injections. For young children the injection is not an easy solution. Oramed is developing a rectal application that will be less painful and easier to comply with for these young patients.

In addition, a second patent has been filed for the usage of this rectal application to other polypeptides that at present are required to be injected, which Oramed could develop in the future.

CEO, Nadav Kidron stated, “The filing of these provisional patents will enable us to introduce yet another very necessary product to the market. We believe this will fill the niche population of some of the younger diabetic patients and provide a solution for delivering insulin that is easier to comply with than what is available to them at present.” .

About Oramed Pharmaceuticals:

Oramed Pharmaceuticals' is an Israeli company focused on the development of alternative delivery solutions based on proprietary technology. Diabetes is one of the most rapidly growing diseases in the world and is one that requires constant and often unpleasant monitoring and drug therapy regimen. Oramed is currently developing an orally ingestible soft gel insulin capsule for the treatment of Type 2 diabetes alongside suppositories for the treatment of Type 1 diabetics. The Company is also pursuing the development of oral and suppository based delivery solutions for other drugs and vaccines.

For more information please visit our website at www.oramedpharma.com

Investor Relations Contact:

Oramed Pharmaceuticals, Inc.

Vinisha Agnihotri

(646) 467-2252

info@oramedpharma.com

www.oramedpharma.com

Legal Notice Regarding Forward Looking Statements

This news release contains statements, which may constitute “forward-looking statements”. Those statements include statements regarding the intent, belief or current expectations of Oramed as well as the assumptions on which such statements are based. Forward-looking statements in this release include: that we are developing a rectal application for insulin, which will be less painful and easier to comply with for young patients; that the filing of these provisional patents will enable us to introduce yet another very necessary product to the market. We believe this will fill the niche population of some of the younger diabetic patients; that we are currently developing an orally soft gel insulin capsule for the treatment of diabetes; and that we are also pursuing the development of oral delivery solutions for other drugs and vaccines.. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products; we may be unable to raise funds and resources to pursue research and development; we may be unable to successfully defend our patents from infringement by third parties, there is a risk that our patents may be subsequently shown to be invalid or infringe the patents of others; we may be unable to attract or retain our key employees, consultants and advisors, our products may never gain FDA or other regulatory body approval for human consumption and we may be unable to successfully commercialize our future products. Readers should refer to our most recent 10-KSB filed on Edgar and the 8-K announcing our acquisition of the Oramed technology filed March 8, 2006.